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                                                                 Exhibit 21

Silverline List of Subsidiaries

 .  Silverline Technologies Limited, an Indian corporation.

 . Silverline Technologies, Inc., a Delaware corporation, a wholly-owned subsidiary of Silverline Technologies Limited.

 . Sky Capital International Limited, a Hong Kong corporation, a wholly-owned subsidiary of Silverline Technologies Limited.

 . Silverline Technologies, Inc., an Ontario corporation, a wholly-owned subsidiary of Silverline Technologies, Inc.

 . Silverline Technologies UK Limited, an England and Wales corporation, a wholly-owned subsidiary of Silverline Technologies, Inc.

 . CIT Canada Inc., a New Brunswick corporation, a wholly-owned subsidiary of Silverline Technologies, Inc.

 .  CIT Egypt Inc., an Egyptian corporation, a 99.14%-owned subsidiary of CIT
   Canada Inc.